Exhibit 99.1

NORTH PENN BANCORP, INC. REPORTS
FIRST QUARTER 2010 RESULTS

Scranton, Pennsylvania - North Penn Bancorp, Inc. (the “Company”) (OTCBB: NPBP), the holding company for North Penn Bank, announced results for the first quarter ended March 31, 2010.   The Company reported net income of $222,000 or $.17 per diluted share for the quarter ended March 31, 2010, compared to $224,000 or $.16 per diluted share for the quarter ended March 31, 2009.

Frederick L. Hickman, President and Chief Executive Officer, stated, “We are pleased to report continued improvement in the overall performance of the bank. We recorded significant loan growth during the first quarter while increasing our net interest income and reducing non-accrual loans. We continue to build shareholder value with our earnings, our recent increase in our cash dividend, our payment of a special cash dividend and by our stock repurchase program. We maintained sound asset quality, strong liquidity, and stable capital support during this challenging time.”

Net interest income equaled $1.25 million for the first quarter of 2010, an increase of $97,000, or 8.4%, compared to the prior year amount of $1.15 million.  The increase was primarily due to lower interest rates paid on deposits and the increased volume of loans.

The provision for loan losses decreased from $52,000 for the first quarter 2009 to $39,000 for the first quarter in 2010.  Management believes the level of loan loss reserves are at an acceptable level in light of risk associated with our portfolio. The allowance for loan losses as a percent of total loans was 1.27% at March 31, 2010 compared to 1.28% at December 31, 2009.   At March 31, 2010, nonperforming loans totaled $1.6 million, compared to $1.8 million at December 31, 2009.

Non-interest income was $72,000 for the year first quarter 2010, compared to $115,000 for the same period last year. The decrease in non-interest income for the three months ending March 31, 2010 over the comparable 2009 period was primarily caused by an other-than-temporary impairment charge on two equity securities of $24,000 for the three months ending March 31, 2010.

Non-interest expenses increased $120,000 for the first quarter 2010 to $1.0 million compared to $881,000 from the prior year period. The primary reason for the increase was a $49,000 increase in FDIC insurance expense resulting from increased assessments due to losses suffered by the Deposit Insurance Fund.

At March 31, 2010, total assets of $155.5 million represented $794,000 or 0.5%, decrease as compared to December 31, 2009.  Net loans increased $4.3 million, or 3.7% at March 31, 2010 as compared to December 31, 2009.  Total deposits decreased $1.3 million, or 1.1%, at March 31, 2010 as compared to December 31, 2009.  Total stockholders equity at March 31, 2010 totaled $19.5 million at March 31, 2010 and $19.3 million at December 31, 2009.

North Penn Bancorp, Inc. has five offices in Lackawanna and Monroe counties.  Its stock symbol is NPBP.OB.

Contact: Frederick L. Hickman, President and CEO
(570) 344-6113

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2009, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA	unaudited
	March 31,	December 31,
	2010	2009
	(Dollars in thousands)

Total assets	$155,533	$156,327
Investment securities	19,159	19,398
Loans, net	118,811	114,546
Deposits	122,748	124,055
Borrowings	12,000	12,000
Stockholder's equity	19,530	19,270

	unaudited
SELECTED OPERATING DATA	For the three months ended
	March 31,	March 31,
	2010	2009
	(Dollars in thousands)

Interest income	$1,961	$1,928
Interest expense	715	779
Net interest income	1,246	1,149
Provision for loan losses	39	52
Net interest income after provision for loan losses	1,207	1,097
Non-interest income	72	115
Non-interest expense	1,001	881
Income before taxes	278	331
Provision for income taxes	56	107
Net income	222	224

	unaudited
	March 31,	December 31,
dollars in thousands	2010	2009
Non-performing commercial and mortage loans	$1,618	$1,710
Non-performing consumer loans	25	64
Total non-performing loans	1,643	1,774
Foreclosed real estate	88	88
Total non-performing assets	1,731	1,862

Total non-performing loans to total loans	1.37%	1.53%
Total non-performing loans to total assets	1.06%	1.13%
Allowance for loan loss as percentage of total loans	1.27%	1.28%